Wachovia Securities
8739 Research Drive, URP4
Charlotte, NC 28288

                                                         WACHOVIA SECURITIES

1123 SERVICER’S CERTIFICATE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of March 13, 2006, by and among Structured Asset Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CW Capital Asset Management LLC, as Special Servicer, and LaSalle Bank National Association, as Trustee, with respect to Commercial Mortgage Pass-Through Certificates, Series 2006-C3 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 3.13 of this Agreement, Timothy Ryan and Marilyn Addison, Managing Director of Customer Relationship Management and Director of Compliance Third Party Oversight, do hereby certify that:

1.
A review of the activities of the Master Servicer, during the period from March 13, 2006 to December 31, 2006, and of its performance under this Agreement during such period has been made under our supervision; and

2.
To the best of our knowledge, based on such review, the Master Servicer, has fulfilled all of its obligations under this Agreement in all material respects throughout the period March 13, 2006 and through December 31, 2006;

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 10th day of March 2007.

/s/ Timothy S. Ryan               /s/ Marilyn Addison
Timothy S. Ryan, Managing Director     Marilyn Addison, Director
Wachovia Bank National Association    Wachovia Bank National Association
O:\Shared/SP/Income/Compliance 3rdParty Oversight/Annual Certification/Certification 0307/2006/LBUBS 2006-C3